Kingsbarn Tactical Income ETF 485BPOS

Exhibit (g)(10)

Amendment NO. 10

to

Global CUSTODIAL AND AGENCY services agreement

This AMENDMENT No. 10 (“Amendment”) is made as of December 20, 2022, by and between ETF Opportunities Trust (“Client”) and Citibank, N.A. (“Custodian”, together with the Client, the “Parties”), to that certain Global Custodial and Agency Services Agreement dated May 14, 2020, between the Client and Service Provider (“Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, pursuant to the Agreement, the Custodian performs certain custodial services for the Client; and

WHEREAS, the Parties agree to amend Appendix A of the Agreement to rename the Kingsbarn Tactical Income ETF to the Kingsbarn Dividend Opportunity ETF, along with the corresponding authorized participant fees to the portfolio of the Client.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter contained and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Client and Custodian hereby agree as follows:

1.	Amendment to Appendix A of the Agreement – List of Funds.

Appendix A of the Agreement is hereby deleted in its entirety and replaced with the Appendix A attached to the end of this Amendment.

2.	Representations and Warranties.

a.	The Client represents that it has full power and authority to enter into and perform this Amendment and that it has provided this Amendment to the Board.

b.	The Custodian represents that it has full power and authority to enter into and perform this Amendment.

3.	Miscellaneous.

a.	This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

b.	Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment. Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Amendment shall be valid unless made in writing and executed by both Parties hereto.

Exhibit (g)(10)

c.	Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

d.	This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

ETF OPPORTUNITIES TRUST

By:	/s/ David A. Bogaert

Name:	David A. Bogaert

Title:	President

Date:	December 20, 2022

CITIBANK, N.A.

By:	/s/ Dominic Crowe

Name:	Dominic Crowe

Title:	Managing Director

Date:	February 13, 2023

Exhibit (g)(10)

Appendix A

To the Global Custodial and Agency Services Agreement

List of Funds for ETF Opportunities Trust

Fund Name	Authorized Participant Fee Per Create/Redeem (USD)
American Conservative Values ETF	1500
American Conservative Values Small-Cap ETF	250
Real Asset Strategies ETF	250
Formidable ETF	250
Formidable Small/Mid Cap ETF	[TBD]
Formidable Fortress ETF	250
Applied Finance Valuation Large Cap ETF	750
Alpha Dog ETF	250
Kingsbarn Tactical Bond ETF	250
The WealthTrust DBS Long Term Growth ETF	250
UBC Algorithmic Fundamentals ETF	250
UBC Algorithmic Income ETF	250
Kingsbarn Dividend Opportunity ETF	250
Cultivar ETF	300

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